As filed with the Securities and Exchange Commission on
                         January 29, 1999
                                   Registration No. 333-_________
=================================================================
                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                         ----------------
                             FORM S-3
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                         ----------------
                        SCAN-GRAPHICS, INC.
      (Exact name of Registrant as specified in its charter)

         Pennsylvania                          95-4091769
  (State or other Jurisdiction             (I.R.S. Employer
of Incorporation or Organization)          Identification No.)
                         ---------------

                 649 North Lewis Road, Suite 220
                  Limerick, Pennsylvania 19468
                         (610) 495-6701
          (Address, Including Zip Code, and Telephone
           Number, Including Area Code, of Registrant's
                 Principal Executive Offices)

                      LAURENCE L. OSTERWISE
                 President, Chief Executive Officer
                        Scan-Graphics, Inc.
                 649 North Lewis Road, Suite 220
                  Limerick, Pennsylvania 19468
                         (610) 495-6701
          (Name, Address, Including Zip Code, and Telephone
          Number, Including Area Code, of Agent for Service)

                            Copies to:
                      ROBERT B. MURPHY, ESQ.
                      STEVEN E. FRIEDMAN, ESQ.
               Schnader Harrison Segal & Lewis LLP
              1300 Eye Street, N.W., 11th Floor East
                   Washington, D.C. 20005-3314
                           202-216-4200
                         ----------------

     Approximate Date of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------
Title of each class                          Proposed Maximum
of securities            Amount to be        Offering Price
to be registered         Registered          Per Share*
-------------------      ------------        ------------------
Common Stock, par        1,853,117           $3.00
value $.001 per
share
---------------------------------------------------------------


-------------------------------------
Proposed maximum         Amount of
aggregate                Registration
offering price*          Fee
----------------         ------------
$5,559,351               $1,545.50
-------------------------------------

* Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the closing price for such shares of Common Stock on January 27, 1999, as reported on the NASDAQ SmallCap Market.

                         ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
=================================================================

PROSPECTUS

                        SCAN-GRAPHICS, INC.

                         1,853,117 Shares

                           Common Stock

                         ----------------

     The selling shareholders listed below may offer from time to time 1,853,117 shares of our common stock under this prospectus. Of the 1,853,117 shares, (i) 599,000 are issuable or have been issued pursuant to the terms of warrants held by certain of our employees and contractors, and (ii) 1,254,117 are issuable or have been issued pursuant to the terms of warrants issued in connection with the restructuring of the terms of our Series E
Preferred Stock.  See "Recent Developments   Series E
Restructuring" and "Selling Shareholders."

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "SCNG." On January 27, 1999, the closing bid price of one share of our common stock was $3.00.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE
DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS
BEGINNING ON PAGE __.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.














        The date of this Prospectus is January __, 1999

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                        TABLE OF CONTENTS

                                                Page
                                                ----

  Where You Can Find More Information...........
  Information Incorporated By Referenced........
  The Company...................................
  Risk Factors..................................
  Use of Proceeds...............................
  Recent Developments...........................
  Selling Shareholders..........................
  Plan of Distribution..........................
  Legal Matters.................................
  Experts.......................................

              WHERE YOU CAN FIND MORE INFORMATION

     As a result of the fact that we are subject to the informational requirements of the Securities Exchange Act of 1934, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov". In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    We have filed with the SEC a Registration Statement on Form S-3 with respect to the common stock offered by this prospectus. You should be aware that this prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules to the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and our common stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part of, or incorporated by reference in, the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, as well as the reports and other information filed by the Company with the Commission, may be inspected and obtained as set forth in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document referred to herein are not necessarily complete and in each instance reference is made to the applicable document filed with the Commission.

              INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     (b) Our Quarterly Reports on Form 10-Q for the periods ended
March 31, 1998, June 30, 1998 and September 30, 1998.

     (c) All other reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended December 31, 1997.

     (d) The description of our common stock which is contained in our Registration Statement on Form 8-B filed under the Securities Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

          Scan-Graphics, Inc.
          649 North Lewis Road
          Limerick, PA  19468
          Attention: Michael A. Mulshine, Corporate Secretary
          (610) 495-3003

                           THE COMPANY

     Scan-Graphics is comprised of three operating companies:
Tangent Imaging Systems, Sedona GeoServices, and Technology Resource Centers. This group pioneered and remains a leader in scanning and image processing technology and large document scanners. Further, this group has developed and is developing Internet enabled business geographics and data visualization software and solutions, imaging software and systems and backfile conversion services. We market our products abroad through systems integrators and distributors.

     Our principal executive officers are located at 649 North
Lewis Road, Limerick, Pennsylvania 19468, and our telephone number is (610) 495-3003.

                           RISK FACTORS

     Investing in our common stock will provide you with an equity ownership interest in Scangraphics. As one of our shareholders, you may be subject to risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, our competition, general economic and market conditions and industry conditions. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

     This prospectus includes certain forward-looking statements and information which may be identified by the use of forward-looking terms such as "believes," "expects," "may," "should," or "anticipates" or the negative of such words. We have based these forward-looking statement on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our company and therefore, the forward-looking statements might not occur.

     WE HAVE A HISTORY OF OPERATING LOSSES. Other than for achieving a nominal net operating profit for the fiscal year ended December 31, 1992, we incurred net operating losses in 1988 and in each year thereafter. As of September 30, 1998, we had accumulated losses (deficit) of approximately $26,416,000 and stockholders' equity of approximately $4,223,000. We have taken steps to attempt to improve our results from operations and financial condition by acquiring Sedona GeoServices, Inc. ("Sedona") in July 1995 and Tangent Engineering, Inc. ("Tangent") in December 1995, raising capital through the private placement of our securities, expanding sales distribution channels for our products and introducing new products into the market. We are uncertain as to the acceptance of our current products and the potential market for our new products, including those of Sedona and Tangent. If our current and future products fail to gain acceptance in the marketplace it is unlikely that we will be able to reverse the operating loss trend or assure future profitability.

     THIS OFFERING MAY EFFECT THE MARKET PRICE OF OUR COMMON STOCK. The number of shares of our common stock being offered pursuant to this prospectus by the selling shareholders represents approximately 8.50% of the total of our outstanding common stock as of December 31, 1998. We anticipate that each selling shareholder will offer its shares of common stock at such time and in such manner as the selling shareholder feels is appropriate. Sales of a substantial number of shares of common stock in the public market could adversely affect the prevailing market price of the common stock and impair our ability to raise capital through the sale of our equity securities. Further, the possibility that substantial amounts of common stock may be sold in the public market by other holders of warrants, options or other rights to acquire shares of common stock also may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the future sale of our equity securities. See Section below for further details as well as "Plan of Distribution."

     THE EXERCISE OF WARRANTS, OPTIONS, CONVERTIBLE NOTES AND THE SERIES E PREFERRED STOCK MAY DEPRESS OUR STOCK PRICE. As of December 31, 1998, there were outstanding additional warrants (other than those hereunder) to purchase 7,994,542 shares of our common stock, of which warrants to purchase an aggregate of 5,420,006 shares of were immediately exercisable. The outstanding warrants are exercisable at prices ranging from approximately $0.38 to $4.00 per share. The weighted average exercise price of all outstanding warrants as of December 31, 1998, was approximately $3.11 per share. There were also outstanding options to purchase 1,587,277 shares of our common stock, of which options to purchase 988,944 shares were immediately exercisable. All of these options were issued to our officers, directors, employees and contractors and are exercisable at prices ranging from approximately $0.47 to $3.69 per share. The weighted average exercise price of all options outstanding as of December 31, 1998, was approximately $2.45 per share. Finally, there were also outstanding 4,347 shares of our Series E Preferred Stock. Based on the average closing bid price for the five trading days ended December 31, 1998, the outstanding shares of Series E Preferred Stock would be convertible into an aggregate of 2,211,550 shares of common stock. While outstanding warrants and options are exercisable or while conversions of the Series E Preferred Stock are "in the money," the holders of those securities have the opportunity to profit from a rise in the market price of our common stock. The possibility that substantial amounts of common stock may be sold in the public market by holders of warrants, options or other rights to acquire shares of common stock may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the future sale of our equity securities. See "- Effect of Offering on Market Price of Common Stock."

     NO ASSURANCE OF ACTIVE TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE; NO DIVIDENDS. Prior to the date of this prospectus, there has been an active trading market for our common stock, but we cannot assure you such a market will continue indefinitely. Moreover, the market price for our common stock has been volatile. We have not paid any cash dividends on our common stock and we do not anticipate doing so in the foreseeable future.

     NEED FOR ADDITIONAL FUNDING. We will not receive any of the proceeds from the sale of shares by the selling shareholders unless some or all of the warrants are exercised in which case we will receive the net proceeds upon such exercises. See "Use of Proceeds." We believe that additional financing, in the form of the proceeds from the exercise of currently outstanding warrants and/or other financing activities, may be required in order for us to conduct our operations as currently contemplated for a period of at least one year. In this regard, we are actively pursuing various sources of asset based loans as well as new equity infusions to provide additional funding. We also believe that we may need to raise substantial additional funds to support our long-term growth, in which case we may seek additional funding through public or private sales of our securities, including equity securities. Our failure to obtain the necessary financing may force us to reduce our expenditures and/or sell our assets or proprietary rights in order to generate cash. There can be no assurance, however, that any of the outstanding warrants will be exercised, that other additional financing will be available on terms acceptable to us (if at all), or that we can reduce our expenditures or sell assets or proprietary rights without having a material effect on our business. See "History of Operating Losses."

     NET OPERATING LOSS CARRYFORWARDS. As of December 31, 1997 (the latest date for which information is available), we had net operating loss carryforwards ("NOLs") for federal income tax purposes aggregating approximately $19.5 million. These NOLs, if unused, will expire between 1999 and 2017. At December 31, 1997, the related deferred tax asset amounted to approximately $8.1 million and had been entirely offset by a valuation allowance of $8.1 million. As discussed above in "History of Operating Losses," we have taken steps that we believe will improve our results of operations, but there exist uncertainties as to product acceptance and the potential market for our new products, and, therefore, there can be no assurance that we will be able to reverse the operating loss trend or assure future profitability. Also, Section 382 of the Internal Revenue Code of 1986 imposes an annual limitation on the amount of taxable income that may be offset by net operating loss carryforwards of a corporation if the losses giving rise to the net operating loss carryforwards were incurred before an "ownership change." Our use of the NOLs to offset future taxable income will be limited by Section 382 of the Internal Revenue Code and may be further limited by other provisions of that code. We believe that this offering will not trigger an ownership change under Section 382. The Internal Revenue Service may dispute the amount of the NOLs, may disagree with our interpretation of how Section 382 applies to limit its use of the NOLs and may contend that limitations contained in the Code, other than those discussed above, apply to our NOLs. Therefore, we can give no assurances with respect to the existence or potential use of the NOLs.

     TECHNOLOGICAL OBSOLESCENCE. We maintain continuous research and development programs with the goal of maintaining our software and scanner products as technically strong competitive offerings to their respective markets. We have incurred research and development expenses of approximately $1,327,000, $744,000 and $582,000, which amounted to 27.5%, 14.7% and 11.7% of our total revenues for the years 1997, 1996 and 1995, respectively. Although we intend to continue on-going research and development efforts, our competitors might succeed in developing technologies and products that are more attractive than any that are being developed and marketed by us or that would otherwise render our technology and products obsolete or noncompetitive. In the nine months through September 30, 1998, the Company spent $1,213,000 on research and development which represented 27.1% of total revenues for that period.

     COMPETITION. The business intelligence, scanning and image processing industries are highly competitive. We compete with a number of companies and many of them have substantially greater financial and marketing resources than us. We offer an advanced line of business intelligence software and large format scanners and imaging software through a variety of domestic and international distribution channels. There can be no assurance that we will not encounter competition in the future which will limit the Company's ability to maintain and increase our position in the market for our products or otherwise adversely affect our business. We have only recently begun to compete in the business intelligence software market and we can not be sure that we will be able to successfully compete with the more established competitors in the market.

                         USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders. In the event that any or all of the warrants held by the selling shareholders are exercised, the net proceeds to us will be used for product development, sales and marketing expenses, working capital and for general corporate purposes. In the meantime, we will invest the net proceeds from the exercise of the warrants, if any, in high grade short term interest bearing investments.

                       RECENT DEVELOPMENTS

     SERIES E PREFERRED STOCK RESTRUCTURING. On August 7, 1998 we restructured the $5.2 million private placement of equity securities which we completed in April 1998. That private placement consisted of the sale of units consisting of Series E Preferred Stock and warrants. Under the restructured terms of that private placement, the investors agreed not to convert any of their shares of Series E Preferred Stock through January 31, 1999. Thereafter up to 25% of the remaining Series E Preferred Stock may be converted per month on a cumulative basis per holder. This restriction will be lifted at a conversion price at or above $3.00 per share (which would require the average closing bid price of shares of our common stock to exceed $3.53 per share for the five prior trading days). As part of the restructuring, we agreed to adjust, from $3.00 to $2.25, the per share exercise price of the 1,500,200 warrants issued as part of the units, on the condition that prior to February 1, 1999, these warrants cannot be exercised if the price of our common stock is below $4.00 per share. The final component of the restructuring consisted of our agreement to issue up to 1,500,200 new warrants to the investors at an exercise price of $4.00 per share. An investor will receive 28,850 warrants for each $100,000, or pro rata portion thereof, of Series E Preferred Stock held on February 1, 1999. It is the shares of our common stock underlying these additional warrants that are being offered pursuant to this prospectus (in addition to the 599,000 shares held by certain of our employees and contractors).

     WARRANT AND OPTION EXERCISES. In 1998, warrant holders exercised warrants resulting in the issuance of 187,500 shares and resulting in the Company's receipt of $200,000 and options were exercised resulting in the issuance of 68,333 shares of common stock and resulting in the Company's receipt of $68,333.

     SEDONA GEOSERVICES, INC.  Our Sedona GeoServices
(Sedona) unit develops and markets enterprise scale geo-intelligence solutions that focus on ease of use, interoperability, Internet accessibility and intuitive visualization of geographic components of enterprise data. Through strategic industry alliances, Sedona is uniquely positioned to address the needs of Oracle database customers. The vision of the company is to enable business clients in turning warehoused data into relevant visual information from which informed decisions are made to swiftly improve bottom-line results.

     In November 1998, Sedona launched its flagship software product, SpatialVision, at the Oracle Open World Symposium in San
Francisco. Sedona is currently working with several major clients to develop enterprise-wide solutions to their business intelligence challenges.

     Distribution of the product will be handled by exploiting primarily VAR and OEM channels in addition to direct sales via the Internet.

     TANGENT IMAGING SYSTEMS. Based on its successes in the commercial color reprographics and scanning marketplace coupled with the changing market requirements, the continuing technological difficulties, and the results of the newspaper field trials in the monochrome marketplace, we have decided to focus our resources in the faster growth, higher margin color markets, thereby decreasing the resources we devote to monochrome development, manufacturing and distribution.

     Our Technology Resource Centers unit continues to extend and expand its business into additional market areas. In this regard, it has begun to team with Sedona in the area of mapping conversion.

     OTHER. On March 11, 1998, an action was commenced in the Court of Common Pleas of Montgomery County, PA, against us by a former employee, seeking damages of $361,000, for termination of contract, by change of control and for convenience. This plaintiff asserts that the sum sought represents the excess of market value over the exercise price of unvested warrants held by the plaintiff which the plaintiff asserts should have been vested and thereby available for exercise and sale. We have categorically denied the plaintiff's claims and are defending our position.

                       SELLING SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock held by the selling shareholders as of December 31, 1998, the number of shares being registered hereunder to permit sales from time to time by such selling shareholders, and the total beneficial ownership of shares of our common stock if all such shares so registered should be sold by the selling shareholders.

                                   NUMBER OF
                  COMMON STOCK     SHARES OF       COMMON STOCK
                  OWNED PRIOR TO   COMMON STOCK    OWNED AFTER
NAME              THE OFFERING(1)  TO BE OFFERED  THE OFFERING(2)
----              --------------   -------------  ---------------
                                                  NUMBER  PERCENT
                                                  ------  -------
Richard Bruce
 Rabinowitz              16,643(3)      4,329     12,314      *
American Friends of
 Tiferet Tiberias
 Institutions, Inc.      99,815(4)      25,965    73,850      *
Milwaukee Kollel, Inc.   99,815(4)      25,965    73,850      *
Wayne Saker              119,170(5)     25,965    93,205      *
Keren MYCB Elias, Inc.   99,815(4)      25,965    73,850      *
Leonard J. Adams         119,170(5)     25,965    93,205      *
The Jerusalem Fund       117,123(6)     25,965    91,158      *
Herman & Nanni
 Bodenheimer             93,167(7)      19,733    73,434      *
Gabriel Bodenheimer      23,956(8)      6,232     17,724      *
Thomas Meyer             33,288(9)      8,659     24,629      *
Charles Kushner          499,075(10)    129,825   369,250    1.85
Richard Stadtmauer       199,630(11)    51,930    147,700     *
Murray Kushner           299,445(12)    77,895    221,550    1.11
Josh Berkowitz           24,955(13)     6,492     18,463      *
Michael Kule             9,982 (14)     2,597     7,385       *
Rita Folger              136,478(15)    25,965    110,513     *
Vavel Corp.              299,445(16)    77,895    221,550    1.11
Karfunkel Family
  Foundation, Inc.       117,123(6)     25,965    91,158      *
Jules Nordlicht          534,684(17)    77,895    456,789    2.29
ACE Foundation           1,171,230(18)  259,650   911,580    4.57
Huberfeld/Bodner
 Family Foundation       218,731(19)    44,141    174,590     *
Abraham Elias            74,862(20)     19,474    55,388      *
Millenco Partners L.P.   998,150(21)    259,650   738,500    3.70
Progressive
 Consultants, Inc.(22)   20,000(23)     20,000    0           *
Charles Soltis(24)       5,000(25)      5,000     0           *
Barry Maser(26)          20,000(27)     10,000    10,000      *
George Griffin(28)       150,000(29)    150,000   0           *
Michael G. Cunniff(30)   30,000(31)     12,000    18,000      *
Osprey Partners(32)      586,583(33)    72,000    514,583    2.58
Laurence L. Osterwise(34)850,000(35)    300,000   550,000    2.76
C&F Global
  Enterprises, Inc.(36)  246,874(37)    30,000    216,874    1.09
---------------------------------------
* Represents beneficial ownership of one percent or less of the outstanding shares of Common Stock.

     (1) Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the shares beneficially owned. Unless otherwise noted, all shares are beneficially owned, and sole voting and investment power is held by the person named.

     (2)  Assuming the sale of all shares listed under "Number of
Shares of Common Stock to be Offered."   Also assumes that none
of the selling shareholders sell securities which are beneficially owned by them and are not listed in such column or purchase or otherwise acquire additional shares of our common stock or securities convertible into or exchangeable for our common stock.

     (3) Includes 9,139 shares issuable upon exercise of outstanding warrants and 7,504 shares issuable upon conversion of Series E Preferred Stock.

     (4) Includes 54,815 shares issuable upon exercise of outstanding warrants and 45,000 shares issuable upon conversion of Series E Preferred Stock.

     (5) Includes 74,170 shares issuable upon exercise of outstanding warrants and 45,000 shares issuable upon conversion of Series E Preferred Stock.

     (6) Includes 72,123 shares issuable upon exercise of outstanding warrants and 45,000 shares issuable upon conversion of Series E Preferred Stock.

     (7) Includes 58,967 shares issuable upon exercise of outstanding warrants and 34,200 shares issuable upon conversion of Series E Preferred Stock.

     (8) Includes 13,156 shares issuable upon exercise of outstanding warrants and 10,800 shares issuable upon conversion of Series E Preferred Stock.

     (9) Includes 18,280 shares issuable upon exercise of outstanding warrants and 15,008 shares issuable upon conversion of Series E Preferred Stock.

     (10) Includes 274,075 shares issuable upon exercise of outstanding warrants and 225,000 shares issuable upon conversion of Series E Preferred Stock.

     (11) Includes 109,630 shares issuable upon exercise of outstanding warrants and 90,000 shares issuable upon conversion of Series E Preferred Stock.

     (12) Includes 164,445 shares issuable upon exercise of outstanding warrants and 135,000 shares issuable upon conversion of Series E Preferred Stock.

     (13) Includes 13,705 shares issuable upon exercise of outstanding warrants and 11,250 shares issuable upon conversion of Series E Preferred Stock.

     (14) Includes 5,482 shares issuable upon exercise of outstanding warrants and 4,500 shares issuable upon conversion of Series E Preferred Stock.

     (15) Includes 91,478 shares issuable upon exercise of outstanding warrants and 45,000 shares issuable upon conversion of Series E Preferred Stock.

     (16) Includes 164,445 shares issuable upon exercise of outstanding warrants and 135,000 shares issuable upon conversion of Series E Preferred Stock.

     (17) Includes 399,684 shares issuable upon exercise of outstanding warrants and 135,000 shares issuable upon conversion of Series E Preferred Stock.

     (18) Includes 721,230 shares issuable upon exercise of outstanding warrants and 450,000 shares issuable upon conversion of Series E Preferred Stock.

     (19) Includes 142,231 shares issuable upon exercise of outstanding warrants and 76,500 shares issuable upon conversion of Series E Preferred Stock.

     (20) Includes 41,112 shares issuable upon exercise of outstanding warrants and 33,750 shares issuable upon conversion of Series E Preferred Stock.

     (21) Includes 548,150 shares issuable upon exercise of outstanding warrants, and 450,000 shares issuable upon conversion of Series E Preferred Stock.

     (22) Progressive Consultants, Inc. provides certain business development consulting services to us.

     (23) Includes 20,000 shares issuable upon exercise of outstanding warrants.

     (24) Charles Soltis provides certain business development consulting services to us.

     (25) Includes 5,000 shares issuable upon exercise of outstanding warrants.

     (26) Barry Maser provides certain business development consulting services to us.

     (27) Includes 10,000 shares issuable upon exercise of outstanding warrants, and 10,000 shares issuable upon exercise of outstanding options.

     (28) Mr. Griffin provides certain management consulting services to us.

     (29) Includes 150,000 shares issuable upon exercise of outstanding warrants.

     (30) Mr. Cunniff provides certain management consulting services to us.

     (31) Includes 30,000 shares issuable upon exercise of outstanding warrants.

     (32) Osprey Partners provides certain management consulting services to us.

     (33) Includes 586,583 shares issuable upon exercise of outstanding warrants.

     (34) Mr. Osterwise is our President, Chief Executive Officer and a director.

     (35) Includes 850,000 shares issuable upon exercise of outstanding warrants.

     (36) C&F Global Enterprises, Inc. provides certain management consulting services to us.

     (37) Includes 246,874 shares issuable upon exercise of outstanding warrants.

                    PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling shareholders. The shares being registered are owned or may be acquired by the selling shareholders upon exercise of warrants. "Selling shareholders", as used in this prospectus, includes donees, pledgess, transferees or other successors in interest who may receive shares received from a named selling shareholder after the date of this prospectus. The selling shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

          -in ordinary broker's transactions on Nasdaq or any national securities exchange on which our common stock may be listed at the time of sale;

          -in the over-the-counter market;

          -in private transactions other than in the over-the-counter market;

          -in connection with short sales of other shares of our common stock;

          -by pledge to secure debts and other obligations;

          -in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

          -in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated price or at fixed prices.

     The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

     Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

     The selling shareholders and the broker-dealers to or through whom sale of the shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act, and their commissions or discounts and other compensation received in connection with such sales may be regarded as underwriters' compensation.

     The selling shareholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by any of the selling shareholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, a prospectus supplement or post-effective amendment to the Registration Statement will be filed setting forth the name of the participating broker-dealer(s) or underwriters, the number of shares involved, the price or prices at which such shares were sold by the selling shareholders, the commissions paid or discounts or concessions allowed by the selling shareholders to such broker-dealers or underwriters, and other material information.

     We have advised the selling shareholders that the anti-manipulation rules promulgated under the Exchange Act, including Regulation M, may apply to sales of the shares offered hereby by the selling shareholders.

     We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling shareholders or other party selling such shares.

                         LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Schnader Harrison Segal & Lewis
LLP.

                            EXPERTS

     The financial statements and schedule incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution*

     SEC Registration fee....................$ 1,545.50
     Printing fees...........................  0,000.00
     Accounting fees.........................  5,000.00
     Legal fees.............................. 10,000.00
     Miscellaneous...........................  0,000.00

        Total................................$16,545.50
                                              ======
_____________________
* Estimated, except for SEC Registration fee. No portion of these expenses will be borne by the selling shareholders.

Item 15.  Indemnification of Directors and Officers.

     The Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"),permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses (including attorney's fees) incurred by them in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law requires that a corporation indemnify its directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with any action or proceeding, including derivative actions, to the extent that such person has been successful on the merits or otherwise in defense of the action or in defense of any claim, issue or matter therein. Furthermore, Pennsylvania law provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

     In Pennsylvania, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or under a by-law or vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, under Pennsylvania law, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     The provisions of Article VII of the Company's By-laws require or authorize indemnification of officers and directors in all situations in which it is not expressly prohibited by law. At the present time, the limitations on indemnification would be dictated by the BCL and related legislation, which prohibit indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. Subject to these statutory limitations, the By-laws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits. These provisions also authorize indemnification for negligence or gross negligence and for punitive damages and certain liabilities incurred under the federal securities laws. The By-laws also prohibit indemnification attributable to receipt from the Company of a personal benefit to which the recipient is not legally entitled.

     Under the indemnification provisions of the By-laws a person who has incurred an indemnifiable expense or liability would have a right to be indemnified, and that right would be enforceable against the Company as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the By-laws also require the Company to indemnify such portion.

     Section 7.03 of the By-laws provides that the financial ability of a person to be indemnified to repay an advance of indemnifiable expenses is not a prerequisite to the making of the advance.

     Section 7.06 of the By-laws provides that any dispute concerning a person's right to indemnification or advancement of expenses thereunder will be resolved only by arbitration by three persons, each of whom is required to have been a director or executive officer of a corporation whose shares, during at least one year of such service, were listed on the New York Stock Exchange or the American Stock Exchange or were quoted on the NASDAQ system. The Company also is obligated to pay the expenses (including attorney's fees) incurred by any person who is successful in the arbitration. The arbitration provisions effectively waive the Company's right to have a court determine the unavailability of indemnification in cases involving willful misconduct or recklessness.

     Section 7.07 of the By-laws provides that in circumstances in which indemnification is held to be unavailable, the Company must contribute to the liabilities to which a director or officer may be subject in such proportion as is appropriate to reflect the intent of the indemnification provisions of the By-laws. Since the foregoing provisions purport to provide partial relief to directors and officers in circumstances in which the law or public policy is construed to prohibit indemnification, substantial uncertainties exist as to the enforceability of the provisions in such circumstances.

     Section 7.10 of the By-laws also contains provisions stating that the indemnification rights thereunder are not exclusive of any other rights to which the person may be entitled under any statute, agreement, vote of shareholders or disinterested directors or other arrangement.

     All future directors and officers of the Company automatically would be entitled to the protections of the indemnification provisions of the By-laws at the time they assume office.

     Pennsylvania law permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of the Company are currently covered as insureds under a directors' and officers' liability insurance policy.

Item 16.  Exhibits.

     Number       Description

      4.1         Form of Private Placement Purchase Agreement.
                  (Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form
                  S-3, File No. 333-3719).

      4.2 Form of Private Placement Purchase Agreement for Units consisting of Convertible Notes and Warrants. (Incorporated by reference to
                  Exhibit 4.4 to the Company's Registration
                  Statement on Form S-3, File No. 333-31983.)

      4.3 Warrant to purchase 2,100,000 shares of Common Stock dated April 8, 1997, issued to Broad Capital Associates, Inc.(Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-3, File No. 333-31983.)

      4.4         Certificate of Designation of the Class A
                  Preferred Stock, Series E, par value $1,000 per share. (Incorporated by reference from Exhibit
                  4.0 to the Company's Quarterly Report on Form
                            10-Q for the three months ended March 31,
            1998.)

      4.3 Form of Warrant to purchase shares of Common Stock.(Incorporated by reference from Exhibit
                  4.0 to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998.)

      5.1*        Opinion of Schnader Harrison Segal & Lewis LLP

     23.1*        Consent of BDO Seidman, LLP.

     23.2*        Consent of Schnader Harrison Segal & Lewis LLP
                    (included in Exhibit 5.1).

     24.1*        Power of Attorney (contained on signature
                  page).
---------------
*    Filed herewith

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i)  to include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that the undertakings set forth in paragraphs
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d)of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                           SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Limerick, Montgomery County, Commonwealth of Pennsylvania, on January 27, 1999.

                                    SCAN-GRAPHICS, INC.


                                    By:/s/ Laurence L. Osterwise
                                       -------------------------
                                       Laurence L. Osterwise,
                                       President, Chief
                                       Executive Officer

                        POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Laurence L. Osterwise and Michael A. Mulshine and each of them, as his lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

     Signature                  Title              Date
     ---------                  -----              ----

/s/ R. Barry Borden          Chairman of        January 27, 1999
-------------------------    the Board of
R. Barry Borden              Directors

/s/ Laurence L. Osterwise    President, Chief   January 27, 1999
-------------------------    Executive Officer
Laurence L. Osterwise        and Director
                 (Principal Executive Officer)

/s/ William K. Williams      Vice President     January 27, 1999
-------------------------    and Chief Fin-
                             ancial Officer
          (Principal Financial and Accounting Officer)

/s/ Andrew E. Trolio         Director           January 27, 1999
-------------------------
Andrew E. Trolio

/s/ Michael A. Mulshine      Director and       January 27, 1999
-------------------------    Secretary
Michael A. Mulshine

/s/ David S. Hirsch          Director           January 27, 1999
-------------------------
David S. Hirsch

                             Director           January   , 1999
-------------------------
James C. Sargent

                             Director           January __, 1999
-------------------------
Jack A. Pellicci

/s/ Robert M. Shapiro         Director          January 27, 1999
-------------------------
Robert M. Shapiro

                          EXHIBIT INDEX

Exhibit     Description                                     Page
-------     -----------                                    ----

 4.1         Form of Private Placement Purchase Agreement.
             (Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form
             S-3, File No. 333-3719).

 4.2 Form of Private Placement Purchase Agreement for Units consisting of Convertible Notes and Warrants. (Incorporated by reference to
             Exhibit 4.4 to the Company's Registration
             Statement on Form S-3, File No. 333-31983.)

 4.3         Warrant to purchase 2,100,000 shares of Common
             Stock dated April 8, 1997, issued to Broad
             Capital Associates, Inc.(Incorporated by reference to Exhibit 4.5 to the Company's
             Registration Statement on Form S-3, File No.
             333-31983.)

 4.4         Certificate of Designation of the Series A Preferred
             Stock, Series E, par value $1,000 per share.
             (Incorporated by reference from Exhibit 4.0 to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998.)

 4.3         Form of Warrant to purchase shares of Common
             Stock. (Incorporated by reference from Exhibit 4.0 to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998.)

 5.1*        Opinion of Schnader Harrison Segal & Lewis LLP

23.1*        Consent of BDO Seidman, LLP.

23.2*        Consent of Schnader Harrison Segal & Lewis LLP
             (included in Exhibit 5.1).

24.1*        Power of Attorney (contained on signature
             page).
---------------
*    Filed herewith